Exhibit 99.1

FOR IMMEDIATE RELEASE

COMMSCOPE ANNOUNCES STRONG SECOND QUARTER 2006 RESULTS

•                  Operating Income and Earnings Rise More Than 50%Year Over Year;

•                  Record Sales of $412 Million, up 22% Year Over Year;

•                  Record Orders of $501 Million, up 45% Year Over Year;

•                  Diluted EPS of $0.65; Adjusted EPS of $0.43, Excluding Gain on OFS Note Receivable and Restructuring Costs;

•                  Operating Margin of 10.2%, Excluding Restructuring Costs;

•                  Raises Guidance for Calendar Year 2006

Hickory, NC — (July 26, 2006) CommScope, Inc. (NYSE: CTV) today announced second quarter results for the period ended June 30, 2006.  The Company reported second quarter sales of $411.9 million and net income of $46.6 million, or $0.65 per diluted share.  The reported net income includes an after-tax gain of $18.6 million related to a recovery on a note receivable from OFS Bright Wave, LLC and after-tax charges of $2.6 million related to restructuring costs.   Excluding these special items, adjusted second quarter earnings were $30.6 million, or $0.43 per diluted share.

For the second quarter of 2005, CommScope reported sales of $336.7 million and net income of $16.3 million, or $0.25 per diluted share.  Second quarter 2005 net income included after-tax restructuring charges of $1.0 million, or $0.02 per diluted share.

“We are pleased with the strong revenue and earnings growth that we delivered in the second quarter,” said Frank M. Drendel, CommScope Chairman and Chief Executive Officer. “We believe that our solid financial performance—notably record sales and orders during the quarter—further demonstrates the quality of our businesses and our operational execution.  We intend to continue building upon our global leadership position in the ‘last mile’ of telecommunications while effectively managing our cost structure.   We believe that CommScope is well-positioned to continue creating value for our stockholders.”

“We are particularly proud of the turnaround we executed in the Carrier segment.  Through reorganization, focus on productivity and effective integration, we transformed a business that had significant historical losses to our highest margin segment in only two years,” noted Drendel.

Sales Overview

Sales for the second quarter of 2006 increased 22.3% year over year, primarily driven by increased customer demand and price increases in response to higher raw material costs. Below is a sales summary:

	Second	First	Second
($ in millions)	Quarter	Quarter	Quarter	% Change
	2006	2006	2005	YOY	Sequential

Enterprise	$205.1	$172.1	$173.8	18.0%	19.2%
Broadband	$136.5	$125.9	$109.9	24.2%	8.4%
Carrier	$71.0	$54.7	$53.7	32.2%	29.8%
Inter-segment eliminations	($0.7)	($0.4)	($0.7)	n/a	n/a

Total CommScope Net Sales	$411.9	$352.3	$336.7	22.3%	16.9%

Enterprise segment sales rose 18.0% year over year to $205.1 million primarily due to higher sales prices for most cable products and higher sales volume in North America and Asia.   Information technology investment, new bandwidth-intensive applications and development of consolidated data centers are among the ongoing drivers of the Enterprise business.

Broadband segment sales rose to $136.5 million, up 24.2% year over year, as a result of both higher prices for coaxial cable products and increased global sales volumes.  Broadband sales continue to be positively affected by competition between cable television operators and telephone companies as they work to provide video, voice and data services to customers.

Carrier segment sales rose 32.2% year over year to $71.0 million primarily due to increased demand for Integrated Cabinet Solutions (ICS) products.     ICS sales increased significantly as domestic telephone companies continued investing in their infrastructure to support video and high-speed data services.   While Wireless sales increased significantly sequentially, sales rose modestly year over year as North American market demand softened.

Total international sales rose 17.1% year over year to $132.9 million, or approximately 32% of total company sales.

Overall external orders booked in the second quarter of 2006 were $500.9 million, up 45.1% from the year-ago quarter. Book-to-bill ratios were positive in all segments with particular strength continuing in the Enterprise segment.

Gain on OFS Note Receivable

During the second quarter of 2006, CommScope received a cash payment of $29.8 million plus accrued interest of approximately $0.5 million from OFS BrightWave, LLC.  This payment satisfied the $30.0 million outstanding note issued under a revolving credit facility between CommScope and OFS BrightWave, a venture formed in 2001 by CommScope and The Furukawa Electric Co., Ltd.  The companies also agreed to terminate the revolving credit facility, which was created in 2001 and was scheduled to mature in November 2006. The $30 million long-term note had been considered fully impaired by CommScope since the Company exited the venture in June 2004.  CommScope recorded a gain of $29.8 million ($18.6 million after tax) during the second quarter of 2006.

Global Manufacturing Initiatives

CommScope’s second quarter 2006 results reflect pretax restructuring charges of $4.0 million ($2.6 million after tax) primarily for employee-related and equipment relocation costs associated with the Company’s global manufacturing initiatives.

The global manufacturing initiatives, which were announced in September 2005, continue to progress on schedule.  The Company has achieved a number of notable accomplishments since the implementation of its global manufacturing initiatives, including improved factory efficiency, lower overhead and enhanced customer service.

As previously announced, CommScope anticipates total annualized pretax savings of $35-$40 million from the initiatives, which are expected to be completely implemented by early 2007.  The Company expects to realize about half of these annualized pretax savings during 2006.

Other Second Quarter 2006 Highlights

•                  During the quarter, CommScope announced a number of new products, including a new family of dry, loose-tube fiber optic cable designs.  The new designs provide for a smaller and a more lightweight and craft-friendly cable.

•                  CommScope also introduced ExtremeFlex®, the wireless industry’s first full line of 50-ohm aluminum transmission cables.  Carriers have experienced excellent results from smaller diameter ExtremeFlex cables that have been installed in thousands of cell sites across North America during the past three years.  Customers can now take advantage of a broader portfolio of aluminum cables that meet or exceed the electrical, mechanical and environmental specifications of traditional copper cables.

•                  Gross margin for the second quarter rose to 26.4%, up more than 200 basis points sequentially.  Gross margin improved sequentially primarily due to higher sales volumes and ongoing cost management programs.

•                  SG&A for the second quarter of 2006 was $58.3 million or 14.1% of sales, compared to $54.0 million or 16.0% of sales in the year-ago quarter.  SG&A declined as a percentage of sales primarily due to higher sales levels and ongoing cost management.

•                  Second quarter 2006 results include $1.1 million (pretax) of equity-based compensation expense in accordance with SFAS No. 123(R).

•                  Operating income for the second quarter of 2006 was $38.1 million or 9.2% of sales.   Excluding restructuring costs, operating income would have been $42.1 million or 10.2% of sales.  In the year-ago quarter, operating income was $24.6 million or 7.3% of sales.  Adjusted operating income was $26.2 million or 7.8% of sales for the second quarter of 2005, excluding restructuring charges.

•                  Total depreciation and amortization expense was $14.2 million for the second quarter, which included $3.5 million of intangibles amortization.

•                  Net cash provided by operating activities in the second quarter was $15.0 million.  Capital spending in the quarter was $8.3 million.

Outlook

CommScope management provided the following guidance for the third quarter and calendar year 2006:

•                  For the third quarter of 2006, revenue is expected to be in the range of $420-$435 million and operating margin is expected to be in the 10.5%-11.5% range, excluding special items.

•                  For calendar year 2006, revenue is expected to be in the range of $1.56-$1.59 billion and operating margin is expected to be in the 9.0%-9.5% range, excluding special items.

•                  Higher expected tax rate of 30%-34% in the second half of the year, primarily due to changes in the mix of international and domestic income.

“We delivered strong financial results in the second quarter and we are raising our sales and operating income guidance for calendar year 2006 to reflect the expectation of improving Enterprise sales volume, higher sales prices and ongoing cost management,” said Jearld L. Leonhardt, Executive Vice President and Chief Financial Officer.

Conference Call Information

CommScope plans to host a call today at 5:00 p.m. EDT to discuss second quarter results. You are invited to listen to the conference call or live webcast with Frank Drendel, Chairman and CEO; Brian Garrett, President and COO; and Jearld Leonhardt, Executive Vice President and CFO.

To participate in the conference call, domestic and international callers should dial +1- 415-537-1914.  Please plan to dial in 10-15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the conference call will also be available via the Presentations page on CommScope’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=101146&p=irol-presentations.

If you are unable to participate on the call and would like to hear a replay, you may dial 800-633-8284. International callers should dial 1-402-977-9140 for the replay.  The replay ID is 21299597. The replay will be available through Wednesday, August 2.  A webcast replay will also be archived for a limited period of time following the conference call via the Internet on CommScope’s web site.

About CommScope

CommScope (NYSE: CTV — www.commscope.com) is a world leader in the design and manufacture of “last mile” cable and connectivity solutions for communication networks. Through its SYSTIMAX® SolutionsTM and Uniprise® Solutions brands CommScope is the global leader in structured cabling systems for business enterprise applications. It is also the world’s largest manufacturer of coaxial cable for Hybrid Fiber Coaxial applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with high-performance wired or wireless cabling solutions.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, the business position, plans, transition, outlook, revenues, margins, accretion, earnings, global manufacturing initiatives, recent product-line acquisition, synergies and other financial items relating to CommScope that are based on information currently available to management, management’s beliefs and a number of assumptions concerning future events. These forward-looking statements are identified by the use of certain terms and phrases, including but not limited to “intends,” “intend,” “intended,” “goal,” “estimate,” “estimates,” “expects,” “expect,” “expected,” “expectations,” “project,” “projects,” “projected,” “projections,” “plans,” “anticipates,” “anticipated,” “should,” “designed to,” “foreseeable future,” “believe,” “believes,” “think,” “thinks” and “scheduled” and similar expressions. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause the actual results to differ materially from those currently expected.  The potential risks and uncertainties that could cause actual results of CommScope to differ materially include, but are not limited to, changes in cost and availability of key raw materials and our ability to recover these costs from our customers through price increases; the challenges of executing our previously announced global manufacturing initiatives; the integration and expected synergies related to the acquisition of the MC2® product line from Trilogy Communications, Inc.; customer demand for our products and the ability to maintain existing business alliances with key customers or distributors; the risk that our internal production capacity and that of our contract manufacturers may be insufficient to meet customer demand for our products;  the risk that customers might cancel orders placed or that orders currently placed may affect orders in the future; continuing consolidation among our customers; competitive pricing and acceptance of our products; industry competition and the ability to retain customers through product innovation; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; successful ongoing operation of our vertical integration activities; the possibility of further restructuring actions; possible future impairment charges for fixed or intangible assets; increased obligations under employee benefit plans; ability to achieve expected sales, growth and earnings goals; ability to achieve expected benefits from future acquisitions; costs of protecting or defending our intellectual property; ability to obtain capital on commercially reasonable terms; adequacy and availability of insurance; costs and challenges of compliance with domestic and foreign environmental laws; variability in expected tax rate and ability to recover amounts recorded as value-added tax receivables; product performance issues and associated warranty claims; ability to successfully implement major systems initiatives; regulatory changes affecting us or the industries we serve; authoritative changes in generally accepted accounting principles by standard-setting bodies; environmental remediation issues; terrorist activity or armed conflict; political instability; major health concerns; and any statements of belief and any statements of assumptions underlying any of the foregoing.  For a more complete description of factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission, which are available on CommScope’s website or at www.sec.gov.  In providing forward-looking statements, the Company does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.

CONTACTS:
Phil Armstrong	Betsy Lambert, APR
Investor Relations	Media Relations
(828) 323-4848	(828) 323-4873

CommScope, Inc.
Condensed Consolidated Statements of Operations
(Unaudited — In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Net sales	$411,881	$336,711	$764,135	$645,765
Operating costs and expenses:
Cost of sales	303,333	248,102	570,848	484,994
Selling, general and administrative	58,253	54,016	112,430	107,898
Research and development	8,205	8,437	15,670	16,207
Restructuring costs	4,004	1,546	7,753	3,575
Total operating costs and expenses	373,795	312,101	706,701	612,674
Operating income	38,086	24,610	57,434	33,091
Other income (expense), net	27	(612)	665	(669)
Interest expense	(1,987)	(2,289)	(3,972)	(4,367)
Interest income	2,343	1,149	4,396	2,148
Income before income taxes and gain on OFS BrightWave
note receivable	38,469	22,858	58,523	30,203
Income tax expense before income tax provision on gain on
OFS BrightWave note receivable	(10,448)	(6,554)	(17,775)	(8,365)
Income before gain on OFS BrightWave note receivable	28,021	16,304	40,748	21,838
Gain on OFS BrightWave note receivable, net of tax of $11,175	18,625	-	18,625	-
Net income	$46,646	$16,304	$59,373	$21,838

Net income per share:
Basic	$0.80	$0.30	$1.03	$0.40
Assuming dilution (a)	$0.65	$0.25	$0.85	$0.34

Weighted average shares outstanding:
Basic	58,502	54,561	57,626	54,537
Assuming dilution (a)	72,221	67,065	71,519	67,036

(a) Calculation of net income per share, assuming dilution:
Net income (basic)	$46,646	$16,304	$59,373	$21,838
Convertible debt add-back (b)	629	629	1,258	1,258
Numerator (assuming dilution)	$47,275	$16,933	$60,631	$23,096

Weighted average shares (basic)	58,502	54,561	57,626	54,537
Dilutive effect of:
Stock options (c)	2,073	1,010	2,277	1,005
Phantom stock and performance units	152	-	122	-
Convertible debt (b)	11,494	11,494	11,494	11,494
Denominator (assuming dilution)	72,221	67,065	71,519	67,036

(b)            In March 2004, the Company issued $250 million of 1% convertible senior subordinated debentures, which are convertible into shares of common stock at a conversion rate of 45.9770 shares per $1,000 principal amount representing a conversion price of $21.75 per share. These debentures are convertible into shares of CommScope common stock under specific circumstances as described in the Company’s Form 10-K for the year ended December 31, 2004.

(c)             Options to purchase approximately 0.6 million and 3.3 million common shares were excluded from the computation of net income per share, assuming dilution, for the three months ended June 30, 2006 and June 30, 2005, respectively, because they would have been antidilutive. Options to purchase approximately 0.6 million and 4.5 million common shares were excluded from the computation of net income per share, assuming dilution, for the six months ended June 30, 2006 and June 30, 2005, respectively, because they would have been antidilutive.

CommScope, Inc.
Condensed Consolidated Balance Sheets
(Unaudited — In thousands, except share amounts)

	June 30, 2006	December 31, 2005

Assets

Cash and cash equivalents	$185,338	$146,549
Short-term investments	110,781	102,101
Total cash, cash equivalents and short-term investments	296,119	248,650

Accounts receivable, less allowance for doubtful accounts of
$14,226 and $13,644, respectively	217,934	165,608
Inventories	156,199	123,603
Prepaid expenses and other current assets	26,996	26,156
Deferred income taxes	26,872	25,245
Total current assets	724,120	589,262

Property, plant and equipment, net	239,821	252,877
Goodwill	151,371	151,356
Other intangibles, net	69,999	69,297
Deferred income taxes	16,535	24,623
Other assets	22,588	14,766

Total Assets	$1,224,434	$1,102,181

Liabilities and Stockholders’ Equity

Accounts payable	$91,257	$63,444
Other accrued liabilities	88,204	100,498
Current portion of long-term debt	13,000	13,000
Total current liabilities	192,461	176,942

Long-term debt	277,800	284,300
Pension and postretirement benefit liabilities	92,838	101,989
Other noncurrent liabilities	18,653	16,925
Total Liabilities	581,752	580,156

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; Authorized shares: 20,000,000;
Issued and outstanding shares: None at June 30, 2006 and
December 31, 2005	—	—
Common stock, $.01 par value; Authorized shares: 300,000,000;
Issued shares, including treasury stock: 69,065,654 at
June 30, 2006 and 66,073,347 at December 31, 2005;
Issued and outstanding shares: 58,865,654 at June 30, 2006
and 55,873,347 at December 31, 2005	691	661
Additional paid-in capital	511,477	462,842
Deferred equity compensation	—	(8,980)
Retained earnings	276,061	216,688
Accumulated other comprehensive loss	(12)	(3,651)
Treasury stock, at cost: 10,200,000 shares at June 30, 2006
and December 31, 2005	(145,535)	(145,535)
Total Stockholders’ Equity	642,682	522,025

Total Liabilities and Stockholders’ Equity	$1,224,434	$1,102,181

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CommScope, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited—In thousands)

	Six Months Ended
	June 30,
	2006	2005

Operating Activities:
Net income	$59,373	$21,838
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	28,409	30,616
Equity based compensation	1,811	—
Deferred income taxes	6,904	(2,521)
Gain on OFS BrightWave note receivable	(29,800)	—
Restructuring costs related to fixed asset impairment and curtailment	—	2,225
Tax benefit from stock option exercises	—	355
Changes in assets and liabilities	(70,360)	(25,383)
Net cash provided by (used in) operating activities	(3,663)	27,130

Investing Activities:
Additions to property, plant and equipment	(15,050)	(13,450)
Repayment of OFS BrightWave note receivable	29,800	—
Acquisition of MC2 product line	(13,810)	—
Acquisition of Connectivity Solutions	—	653
Net proceeds from (purchases of) short-term investments	(8,680)	11,479
Proceeds from disposal of fixed assets	550	1,576
Net cash provided by (used in) investing activities	(7,190)	258

Financing Activities:
Principal payments on long-term debt	(6,500)	(6,500)
Long-term financing costs	—	(306)
Proceeds from exercise of stock options	42,353	1,982
Tax benefit from stock option exercises	12,981	—
Net cash provided by (used in) financing activities	48,834	(4,824)

Effect of exchange rate changes on cash	808	(1,115)

Change in cash and cash equivalents	38,789	21,449
Cash and cash equivalents, beginning of period	146,549	99,631
Cash and cash equivalents, end of period	$185,338	$121,080

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CommScope, Inc.
Sales and Operating Income by Reportable Segment
(Unaudited—In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net Sales:
Enterprise	$205.1	$173.8	$377.2	$331.5
Broadband	136.5	109.9	262.4	218.0
Carrier	71.0	53.7	125.7	97.8
Inter-segment eliminations	(0.7)	(0.7)	(1.2)	(1.5)
Consolidated Net Sales	$411.9	$336.7	$764.1	$645.8

Operating Income (Loss):
Enterprise	$23.8	$22.2	$35.1	$31.1
Broadband	4.5	5.8	12.5	12.3
Carrier	9.8	(3.4)	9.8	(10.3)
Consolidated Operating Income	$38.1	$24.6	$57.4	$33.1

CommScope, Inc.
Reconciliation of GAAP Earnings to Adjusted Earnings
(Unaudited)

	Second Quarter 2006		Year-to-Date 2006
	Earnings	Diluted EPS	Earnings	Diluted EPS

GAAP Earnings Reported	$46.6	$0.65	$59.4	$0.85
Special items:
Restructuring costs	2.6	0.04	5.0	0.07

Gain on OFS BrightWave note receivable	(18.6)	(0.26)	(18.6)	(0.26)
Adjusted Earnings	$30.6	$0.43	$45.8	$0.66

CommScope management believes that presenting earnings information excluding the special after-tax items noted above provides meaningful information to investors because the adjusted results eliminate special items that are not related to CommScope’s ongoing operations, and therefore allows investors to compare period to period more easily.

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